UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2011

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	333-172205	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue
New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 7, 2011, the board of directors of American Realty Capital Properties, Inc. (the “Company”) approved the assumption by the Company of an Assignment and Assumption of Agreement for Purchase and Sale (the “Assignment and Assumption”), dated October 27, 2011, by and between Elman Investors, Inc. and ARC GSFRENY001, LLC (the “Assignor”) in connection with the contemplated acquisition of a fee simple interest in an office building located in Freeport, New York.  The property contains approximately 12,000 square feet and is leased to the United States of America.  The original lease term was ten years, with a remaining term of 7.4 years.  84 Main, LLC, the seller of the property pursuant to the underlying Purchase and Sale Agreement (the “Purchase and Sale Agreement”), dated October 26, 2011, and Elman Investors, Inc. are unaffiliated third parties.  The Assignor is an affiliate of American Realty Capital II, LLC, the Company’s sponsor.

Pursuant to the terms of the Purchase and Sale Agreement, the Company’s obligation to close upon the acquisition of the property is subject to its satisfactory completion of a due diligence review of the property in addition to other customary conditions to closing. Accordingly, as of the date of this report, and until the closing of the purchase of the property, there can be no assurance that the Company will acquire the property. The Purchase and Sale Agreement contains customary representations and warranties by the seller.

The purchase price of the property is $4,848,738.  In connection with the Company’s assumption of the Assignment and Assumption, the Company deposited $150,000 in escrow.  Such deposit will be credited towards the purchase price of the property and is refundable upon termination of the Purchase and Sale Agreement on or prior to the end of the due diligence period on November 28, 2011.  The Company intends to fund 100% of the purchase price of the property with proceeds from the sale of its common stock pursuant to its recently completed follow-on offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

November 14, 2011	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors